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Exhibit 99.1

                               LAND O'LAKES, INC.
                                  NEWS RELEASE


For more information:    Lydia Botham (651-481-2123)
                         David Karpinski (651-481-2360)


            JACK GHERTY TO RETIRE FROM LAND O'LAKES IN DECEMBER 2005

December 14, 2004 (Arden Hills, Minn.)...Jack Gherty, President and Chief Executive Officer of Land O'Lakes, Inc., today announced that he will be retiring from Land O'Lakes at the end of December 2005.

Gherty has been the President and Chief Executive Officer of Land O'Lakes, Inc. since 1989 and has worked for the cooperative for more than 34 years. During his tenure as president and chief executive officer, the company has grown from $2.4 billion in sales to over $6 billion in sales. Membership has increased from members in 15 states to members in 39 states and net earnings have grown from $34 million in 1989 to $84 million in 2003.

Gherty has also led Land O'Lakes through a number of significant growth initiatives, which have taken Land O'Lakes from a primarily regional cooperative to a national business and membership organization. Highlights of those efforts include: mergers with Atlantic Dairy Cooperative and Dairyman's Cooperative Creamery Association; the acquisition of Purina Mills; the Countrymark, Inc. asset acquisition, the Agriliance joint venture; and a number of other initiatives that helped to drive significant growth in Land O'Lakes core businesses.

The Land O'Lakes Board of Directors will begin the process of determining his successor.

Land O'Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $6 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.


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